Exhibit 99.1

                             [On Company Letterhead]


                              FOR IMMEDIATE RELEASE


                           Contact: Martin L. Weissman



            MARKET AMERICA INC. BOARD ACCEPTS MANAGEMENT BUYOUT OFFER
            ---------------------------------------------------------


     Greensboro, NC (28 March, 2002)

     Greensboro, NC -- Market America, Inc. (OTC Bulletin Board: MARK), an innovative product brokerage and Internet marketing company specializing in One-to-One Marketing and Mass Customization, announced today that in connection with a previously announced stock transaction that would take the company private, it had entered into a formal merger agreement with Miracle Marketing, Inc Miracle Marketing, Inc. is a corporation formed by a management group led by Market America's President and CEO, James H. Ridinger, who collectively own 82.1% of the outstanding shares of Market America.

     Under the terms of the agreement, Market America will continue as the surviving corporation, and all outstanding shares of Market America not already held by the management group will be acquired for a cash price of $8.00 per share. The merger is subject to approval of a majority of the shares of Market America not held by the management group.

     As previously announced, the Board of Directors plan to schedule a special meeting of shareholders in June, 2002, to consider the merger, following clearance of proxy materials.


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